Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Acrivon Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(a)	6,785,000	$18.00	$122,130,000	0.00011020	$13,459
	Total Offering Amounts						—	$13,459
	Total Fees Previously Paid					—	—	$11,020
	Total Fee Offsets					—	—	—
	Net Fee Due					—	—	$2,439

(1)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). Includes the aggregate offering price of 885,000 additional shares that the underwriters have the option to purchase.

(2)	Calculated pursuant to Rule 457(a) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.